Exhibit 5
Reply Card

Far West Capital, Inc., the general partner of the Far West Electric Energy Fund, L.P., a Delaware limited partnership (the "Fund"), hereby solicits from the limited partners of the Fund written consent to the following Proposed Transaction:
* The sale of substantially all of the Fund's assets for $1,250,000;
* Distribution of the proceeds of sale to the Limited Partners as a final liquidating distribution (estimated to be approximately $33 per limited partnership Unit); and
* Termination of the Fund (generally resulting in approximately $33 of taxable gain per Unit).
The undersigned limited partner hereby votes all of his or her Units as follows:

___ Approve            ___ Disapprove        ___ Abstain

This consent is being solicited by the general partner of the partnership, and must be postmarked on or before August 8, 1996 to be counted. When dated and properly executed, this consent will be voted as directed by the Unit holder.

Dated:

 _____________________________________
Signature of Unit holder

______________________________________
Name of Unit holder (please print)